Gates Industrial Reports Third-Quarter 2024 Results
Denver, CO, October 30, 2024
Third-Quarter 2024 Financial Summary
◦Third-quarter net sales of $830.7 million, down 4.8% compared to the prior-year period and representing a core sales decline of 3.8% year-over-year.
◦Net income attributable to shareholders of $47.6 million, or $0.18 per diluted share.
◦Adjusted Net Income per diluted share of $0.33.
◦Net income from continuing operations of $55.2 million, or a margin of 6.6%.
◦Adjusted EBITDA of $182.5 million, or a margin of 22.0%.
◦Generated $188.7 million of operating cash flow year to date, compared to $291.7 million in the prior year.
◦Increasing full year 2024 Adjusted EPS guidance.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific power transmission and fluid power solutions, today reported results for the third quarter ended September 28, 2024.

Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “In the third quarter, our teams executed well and generated over 100 basis points of gross margin improvement in an uneven end market environment. We continue to progress our enterprise initiatives and improve our balance sheet while opportunistically returning capital to our shareholders.”

Jurek continued, “We have increased our full year 2024 Adjusted EPS guidance and expect to achieve a solid increase in adjusted EBITDA margin for the full year. We believe we are well positioned to deliver attractive organic revenue growth over the mid-term and anticipate that our expected ongoing balance sheet improvements will increase our capital deployment optionality.”

Third-Quarter Financial Results

Third-quarter net sales were $830.7 million, a decrease of 4.8% over the prior-year quarter net sales of $872.9 million, reflecting a 3.8% core sales decline and unfavorable foreign currency impact of 1.0%. Original Equipment Manufacturer (“OEM”) sales decreased year-over-year and more than offset slight growth in the replacement channel. Automotive replacement sales grew modestly and industrial replacement sales experienced a slight decrease on a core basis.
Third-quarter net income attributable to shareholders was $47.6 million, or $0.18 per diluted share, compared to net income attributable to shareholders of $78.7 million, or $0.29 per diluted share, in the prior-year quarter, with the decrease fueled by lower operating income, a higher tax rate, and increased other expense. Adjusted Net Income was $86.9 million, or $0.33 per diluted share, compared to $95.9 million, or $0.36 per diluted share in the prior-year period. Lower operating income resulting from the year-over-year decline in sales was the primary contributor to the decrease. The diluted weighted-average number of shares outstanding in the third quarter of 2024 was 263,441,572 compared to 267,835,011 in the third quarter of 2023.

Third-quarter net income from continuing operations was $55.2 million, or 6.6% of net sales, compared to $85.6 million, or 9.8% of net sales in the prior-year quarter representing a decrease of 320 basis points year-over-year and impacted by lower operating income, higher other expense, and a higher tax rate offset partially by lower interest expense.
Third-quarter Adjusted EBITDA was $182.5 million compared to $189.4 million in the prior-year quarter. Third-quarter Adjusted EBITDA margin of 22.0% represented an expansion of 30 basis points compared to the prior-year quarter. The increase in Adjusted EBITDA margin was led by benefits from enterprise initiatives that favorably impacted manufacturing performance and pricing, as well as favorable channel mix, partially offset by lower volumes.
Power Transmission Segment Results

	For the three months ended
(USD in millions)	September 28, 2024	September 30, 2023	% Change	% Core Change
Net sales	$513.4	$536.4	(4.3%)	(3.3%)
Adjusted EBITDA	$113.0	$116.5	(3.0%)
Adjusted EBITDA margin	22.0%	21.7%	30 bps

	For the nine months ended
(USD in millions)	September 28, 2024	September 30, 2023	% Change	% Core Change
Net sales	$1,588.1	$1,658.4	(4.2%)	(2.8%)
Adjusted EBITDA	$355.8	$343.2	3.7%
Adjusted EBITDA margin	22.4%	20.7%	170 bps
Third-quarter Power Transmission net sales decreased 4.3% to $513.4 million compared to the prior-year quarter, reflecting a core sales decline of 3.3% and unfavorable currency effects of 1.0%. End markets in the segment declined broadly. Sales performance was most affected by core declines in Agriculture, Construction and Personal Mobility. At the channel level, OEM sales declined double-digits impacted roughly equally by automotive and industrial. Core sales in our replacement channel increased slightly led by modest growth in Automotive Replacement.
Third-quarter Power Transmission Adjusted EBITDA was $113.0 million compared to $116.5 million in the prior-year quarter. The decrease in Adjusted EBITDA was influenced by the lower core sales year-over-year. Adjusted EBITDA margin of 22.0% represented an improvement of 30 basis points compared to the prior-year quarter. The expansion in Adjusted EBITDA margin was driven by enterprise initiatives that benefited manufacturing performance and pricing, as well as favorable channel mix, partially offset by lower volume.

Fluid Power Segment Results

	For the three months ended
(USD in millions)	September 28, 2024	September 30, 2023	% Change	% Core Change
Net sales	$317.3	$336.5	(5.7%)	(4.7%)
Adjusted EBITDA	$69.5	$72.9	(4.7%)
Adjusted EBITDA margin	21.9%	21.7%	20 bps

	For the nine months ended
(USD in millions)	September 28, 2024	September 30, 2023	% Change	% Core Change
Net sales	$990.7	$1,048.5	(5.5%)	(5.4%)
Adjusted EBITDA	$224.5	$218.0	3.0%
Adjusted EBITDA margin	22.7%	20.8%	190 bps
Third-quarter Fluid Power net sales decreased 5.7% to $317.3 million compared to the prior-year quarter, reflecting a core sales decline of 4.7% and unfavorable foreign currency effects of 1.0%. The segment was most impacted by weaker demand across key industrial end markets, most notably Agriculture and Construction. At the channel level, OEM sales declined double-digits relative to the prior year period while replacement increased slightly year-over-year supported by Automotive Replacement.
Third-quarter Fluid Power Adjusted EBITDA was $69.5 million compared to $72.9 million in the prior-year quarter, resulting in an Adjusted EBITDA margin of 21.9%, an increase of 20 basis points compared to the prior-year quarter. The increase in Adjusted EBITDA margin was supported by enterprise initiatives that favorably impacted manufacturing performance and pricing, as well as favorable channel mix, partially mitigated by lower volumes.
Liquidity and Capital Resources
During the third quarter of 2024, the Company generated $115.9 million of cash from operations. Third-quarter capital expenditures increased to $28.0 million from $17.4 million in the prior-year quarter.
As of September 28, 2024, the Company had total cash and cash equivalents of $574.4 million and total outstanding debt of $2.4 billion, as well as committed borrowing headroom of $441.2 million.
Updated 2024 Guidance
The Company is updating its full year 2024 guidance. The table below reflects our updated full year 2024 financial guidance.

	Prior 2024	Updated 2024	Change (At Midpoint)
Core Sales Growth	(4%) to (2%)	(~4%) to (~3%)	(~0.5%)
Adjusted EBITDA	$740 to $770 Million	$745 to $765 Million	No Change
Adjusted EPS	$1.29 to $1.35	$1.33 to $1.37	+$0.03
Capital Expenditures	~$100 Million	~$100 Million	No Change
Free Cash Flow Conversion	90%+	90%+	No Change

Share-based metrics in the Company’s guidance do not include the potential effect of incremental share repurchases.
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, including expected Core Sales Growth, Adjusted EBITDA, Adjusted Earnings per Share and Free Cash Flow conversion for 2024. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 11:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. For those unable to access the webcast, the conference call can be accessed by dialing (888) 414-4601 (domestic) or +1 (646) 960-0313 (international) and requesting the Gates Industrial Corporation Third Quarter 2024 Earnings Conference Call or providing the Conference ID of 5772067. An audio replay of the conference call can be accessed by dialing (800) 770-2030 (domestic) or +1 (647) 362-9199 (international), and providing the passcode 5772067, or by accessing Gates Industrial’s website at investors.gates.com.
About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to OEMs as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries to everyday consumer applications including virtually every form of transportation. Our products are sold in more than 130 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, statements related to expectations regarding the performance of the Company’s business and financial results (including enterprise initiatives, balance sheet management, organic revenue growth, margin expansion and capital deployment), market demand, and statements regarding our outlook for 2024. Such forward-looking statements are subject to various risks and uncertainties, including, among others, economic, political and other risks associated with international operations, risks inherent to the manufacturing industry, macroeconomic factors beyond the Company’s control (including material and logistics availability, inflation, supply chain and labor challenges and end-market recovery), risks related to catastrophic events, continued operation of our manufacturing facilities, including as a result of cybersecurity attacks, our ability to forecast and meet demand, market acceptance of new products, and the influence of the Company’s large shareholders, investment funds affiliated with Blackstone Inc. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the SEC, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Gates Industrial Corporation plc
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
(USD in millions, except per share amounts)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$830.7	$872.9	$2,578.8	$2,706.9
Cost of sales	494.9	529.5	1,555.6	1,685.7
Gross profit	335.8	343.4	1,023.2	1,021.2
Selling, general and administrative expenses	219.9	213.4	649.9	666.2
Transaction-related expenses	0.5	1.3	2.1	2.1
Asset impairments	—	0.1	—	0.1
Restructuring expenses	2.2	2.6	5.0	10.3
Other operating expenses	—	0.1	0.1	0.2
Operating income from continuing operations	113.2	125.9	366.1	342.3
Interest expense	35.1	39.5	121.7	124.8
Loss on deconsolidation of Russian subsidiary	12.8	—	12.8	—
Other (income) expense	(3.9)	(0.2)	(8.5)	3.8
Income from continuing operations before taxes	69.2	86.6	240.1	213.7
Income tax expense	14.0	1.0	60.8	25.9
Net income from continuing operations	55.2	85.6	179.3	187.8
Loss on disposal of discontinued operations	0.1	0.1	0.5	0.5
Net income	55.1	85.5	178.8	187.3
Less: non-controlling interests	7.5	6.8	20.5	17.3
Net income attributable to shareholders	$47.6	$78.7	$158.3	$170.0

Earnings per share
Basic
Earnings per share from continuing operations	$0.18	$0.30	$0.61	$0.62
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.18	$0.30	$0.61	$0.62

Diluted
Earnings per share from continuing operations	$0.18	$0.29	$0.60	$0.61
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.18	$0.29	$0.60	$0.61

Gates Industrial Corporation plc
Condensed Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of September 28, 2024	As of December 30, 2023
Assets
Current assets
Cash and cash equivalents	$574.4	$720.6
Trade accounts receivable, net	811.8	768.2
Inventories	724.6	647.2
Taxes receivable	63.2	30.4
Prepaid expenses and other assets	226.5	234.9
Total current assets	2,400.5	2,401.3
Non-current assets
Property, plant and equipment, net	605.0	630.0
Goodwill	1,997.1	2,038.7
Pension surplus	8.4	8.6
Intangible assets, net	1,294.7	1,386.1
Right-of-use assets	136.5	120.1
Taxes receivable	18.3	18.5
Deferred income taxes	643.5	622.4
Other non-current assets	17.5	28.8
Total assets	$7,121.5	$7,254.5
Liabilities and equity
Current liabilities
Debt, current portion	$36.2	$36.5
Trade accounts payable	427.5	457.7
Taxes payable	66.6	36.6
Accrued expenses and other current liabilities	265.3	248.5
Total current liabilities	795.6	779.3
Non-current liabilities
Debt, less current portion	2,341.5	2,415.0
Post-retirement benefit obligations	77.6	83.8
Lease liabilities	125.8	110.6
Taxes payable	77.4	79.4
Deferred income taxes	101.8	119.4
Other non-current liabilities	143.9	123.1
Total liabilities	3,663.6	3,710.6
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 254,699,987 (December 30, 2023: authorized shares: 3,000,000,000; outstanding shares: 264,259,788)	2.5	2.6
—Additional paid-in capital	2,606.8	2,583.8
—Accumulated other comprehensive loss	(942.0)	(828.5)
—Treasury shares	(127.1)	—
—Retained earnings	1,570.1	1,462.3
Total shareholders’ equity	3,110.3	3,220.2
Non-controlling interests	347.6	323.7
Total equity	3,457.9	3,543.9
Total liabilities and equity	$7,121.5	$7,254.5

Gates Industrial Corporation plc
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended
(USD in millions)	September 28, 2024	September 30, 2023
Cash flows from operating activities
Net income	$178.8	$187.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162.8	162.5
Foreign exchange and other non-cash financing (income) expenses	(26.2)	33.8
Share-based compensation expense	20.2	19.6
Decrease in post-employment benefit obligations, net	(6.6)	(7.0)
Deferred income taxes	(25.1)	(39.2)
Asset impairments	—	0.1
Loss on deconsolidation of Russian Subsidiary	12.8	—
Gain on disposal of property, plant and equipment	(7.2)	—
Other operating activities	(1.5)	4.0
Changes in operating assets and liabilities:
—Accounts receivable	(46.1)	(22.9)
—Inventories	(84.0)	12.0
—Accounts payable	(25.0)	(24.4)
—Prepaid expenses and other assets	18.2	12.8
—Taxes payable	(2.6)	(5.8)
—Other liabilities	20.2	(41.1)
Net cash provided by operating activities	188.7	291.7
Cash flows from investing activities
Purchases of property, plant and equipment	(59.8)	(39.6)
Purchases of intangible assets	(13.5)	(7.6)
Purchases of investments	(11.3)	—
Cash paid under corporate-owned life insurance policies	(5.4)	(18.2)
Cash received under corporate-owned life insurance policies	11.2	6.6
Proceeds from the sale of property, plant and equipment	11.0	0.8
Cash deconsolidated from previously controlled subsidiary	(12.5)	—
Net cash used in investing activities	(80.3)	(58.0)
Cash flows from financing activities
Issuance of shares	10.0	17.5
Repurchase of shares	(176.1)	(251.7)
Proceeds from long-term debt	1,840.0	100.0
Payments of long-term debt	(1,917.0)	(114.7)
Debt issuance costs paid	(20.5)	(0.4)
Dividends paid to non-controlling interests	(1.7)	(0.5)
Other financing activities	11.8	8.1
Net cash used in financing activities	(253.5)	(241.7)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1.4)	(13.3)
Net decrease in cash and cash equivalents and restricted cash	(146.5)	(21.3)
Cash and cash equivalents and restricted cash at the beginning of the period	724.0	581.4
Cash and cash equivalents and restricted cash at the end of the period	$577.5	$560.1
Supplemental schedule of cash flow information
Interest paid	$104.7	$125.8
Income taxes paid	$88.5	$70.9
Accrued capital expenditures	$1.0	$1.4

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of net sales for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Beginning with the three months ended June 29, 2024, we revised our definition of Adjusted Net Income to adjust for discrete tax items, which are significant, unusual or infrequently occurring tax items. We have revised the prior period amounts to conform to our current period presentation.
Core sales growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals, where applicable. We present core sales growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow expressed as a percentage of Adjusted Net Income. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended		Nine months ended
(USD in millions)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income from continuing operations	$55.2	$85.6	$179.3	$187.8
Adjusted for:
Income tax expense	14.0	1.0	60.8	25.9
Net interest and other expenses	31.2	39.3	113.2	128.6
Loss on deconsolidation of Russian subsidiary (1)	12.8	—	12.8	—
Depreciation and amortization	53.7	54.0	162.8	162.5
Transaction-related expenses (2)	0.5	1.3	2.1	2.1
Asset impairments	—	0.1	—	0.1
Restructuring expenses (3)	2.2	2.6	5.0	10.3
Share-based compensation expense	6.4	3.3	20.2	19.6
Inventory impairments and adjustments (4) (included in cost of sales)	4.4	2.2	21.7	6.3
Severance expenses (included in cost of sales)	0.9	(0.1)	0.9	0.4
Severance expenses (included in SG&A)	1.4	—	1.5	0.9
Credit (gain) loss related to customer bankruptcy (included in SG&A) (5)	(0.2)	—	(0.1)	11.4
Cybersecurity incident expenses (6)	—	—	—	5.1
Other items not directly related to current operations (7)	—	0.1	0.1	0.2
Adjusted EBITDA	$182.5	$189.4	$580.3	$561.2

Net Sales	$830.7	$872.9	$2,578.8	$2,706.9
Net income from continuing operations margin	6.6%	9.8%	7.0%	6.9%
Adjusted EBITDA Margin	22.0%	21.7%	22.5%	20.7%

(1)	In July 2022, Gates suspended our operations in Russia. As of September 28, 2024, we deconsolidated the Russian subsidiary upon loss of control and recognized a deconsolidation loss.
(2)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(3)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(4)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis.
(5)	On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we preliminarily evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and recorded the pre-tax charge to reflect our estimated recovery. We continue to monitor the circumstances surrounding the bankruptcy and adjust our estimate if necessary.
(6)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.
(7)	Other items not directly related to current operations include other charges.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended		Nine months ended
(USD in millions, except share numbers and per share amounts)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income attributable to shareholders	$47.6	$78.7	$158.3	$170.0
Adjusted for:
Loss on disposal of discontinued operations	0.1	0.1	0.5	0.5
Loss on deconsolidation of Russian subsidiary (1)	12.8	—	12.8	—
Amortization of intangible assets arising from the 2014 acquisition of Gates	28.8	29.1	86.8	87.3
Transaction-related expenses (2)	0.5	1.3	2.1	2.1
Asset impairments	—	0.1	—	0.1
Restructuring expenses (3)	2.2	2.6	5.0	10.3
Share-based compensation expense	6.4	3.3	20.2	19.6
Inventory impairments and adjustments (4) (included in cost of sales)	4.4	2.2	21.7	6.3
Adjustments relating to post-retirement benefits	(0.6)	(0.7)	(1.9)	(2.2)
Financing and other FX related losses	0.6	2.5	(0.9)	10.1
Credit (gain) loss related to customer bankruptcy (included in SG&A) (5)	(0.2)	—	(0.1)	11.4
Cybersecurity incident expenses (6)	—	—	—	5.1
Loss on extinguishment of debt (7)	—	—	14.8	—
Discrete tax items (8)	(7.8)	(11.0)	(8.3)	(11.0)
Other adjustments	1.1	(1.9)	(2.3)	(4.5)
Estimated tax effect of the above adjustments	(9.0)	(10.4)	(34.5)	(34.8)
Adjusted Net Income	$86.9	$95.9	$274.2	$270.3

Diluted weighted-average number of shares outstanding	263,441,572	267,835,011	265,855,068	278,488,060
Adjusted Net Income per diluted share	$0.33	$0.36	$1.03	$0.97

(1)	In July 2022, Gates suspended our operations in Russia. As of September 28, 2024, we deconsolidated the Russian subsidiary upon loss of control and recognized a deconsolidation loss.
(2)	Transaction-related expenses related primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(3)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and included costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(4)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis.
(5)	On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we preliminarily evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and recorded the pre-tax charge to reflect our estimated recovery. We continue to monitor the circumstances surrounding the bankruptcy and adjust our estimate if necessary.
(6)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.
(7)
On June 4, 2024, Gates extinguished the 2021 Dollar Term Loans and the asset-backed credit facility in connection with our debt refinancing. As a result, we accelerated $14.8 million in deferred issuance costs during the nine months ended September 28, 2024.

(8)
For the three months ended September 28, 2024, discrete tax benefits of $7.8 million included $6.5 million related to changes in the realizability of certain deferred tax assets, primarily related to U.S. foreign tax credit carryforwards, $3.2 million of discrete tax benefit related to loss on deconsolidation of Russian subsidiary, offset by $1.9 million of other net discrete tax expenses. For the nine months ended September 28, 2024, we had net discrete tax benefits of $8.3 million, of which $13.8 million related to unrecognized tax benefits due to audit closures and $3.2 million discrete tax benefit from a loss on deconsolidation of Russian subsidiary, offset by $3.4 million of uncertain tax benefit interest accrual, $4.2 million of net discrete expense related to changes in the realizability of certain deferred tax assets and $1.1 million of other net discrete tax expenses. For the three months ended September 30, 2023, the discrete tax benefits of $11.0 million included $12.9 million related to unrecognized tax benefits due to audit closures, offset by $1.9 million of other net discrete tax expenses. For the nine months ended September 30, 2023, the effective tax rate was driven primarily by discrete benefits of $11.0 million, of which $12.9 million related to unrecognized tax benefits due to audit closures, offset by $1.9 million of other net discrete tax expenses.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Sales Growth
(Unaudited)

	Three months ended September 28, 2024
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the three months ended September 28, 2024	$513.4	$317.3	$830.7
Impact on net sales of movements in currency rates	5.4	3.4	8.8
Core sales for the three months ended September 28, 2024	$518.8	$320.7	$839.5

Net sales for the three months ended September 30, 2023	536.4	336.5	872.9
Decrease in net sales on a core basis (core sales)	$(17.6)	$(15.8)	$(33.4)

Core sales decline	(3.3%)	(4.7%)	(3.8%)

	Nine months ended September 28, 2024
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the nine months ended September 28, 2024	$1,588.1	$990.7	$2,578.8
Impact on net sales of movements in currency rates	23.5	1.2	24.7
Core sales for the nine months ended September 28, 2024	$1,611.6	$991.9	$2,603.5

Net sales for the nine months ended September 30, 2023	1,658.4	1,048.5	2,706.9
Decrease in net sales on a core basis (core sales)	$(46.8)	$(56.6)	$(103.4)

Core sales decline	(2.8%)	(5.4%)	(3.8%)

Contact
Gates Investor Relations
Rich Kwas
(303) 744-4887
investorrelations@gates.com